CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
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Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Reports Fourth-Quarter and Fiscal Year 2018 Results

TROY, Mich. (Nov. 14, 2018) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its fourth quarter and full fiscal year ending Sept. 30, 2018.

Fourth-Quarter Highlights

•	Sales were $1,080 million

•	Net income attributable to Meritor and net income from continuing operations attributable to Meritor were each $32 million

•	Diluted earnings per share from continuing operations were $0.36

•	Adjusted income from continuing operations attributable to Meritor was $73 million, or $0.82 of adjusted diluted earnings per share

•	Adjusted EBITDA was $118 million

•	Adjusted EBITDA margin was 10.9 percent

•	Meritor’s Board of Directors approved a new $200 million share repurchase authorization

Fourth-Quarter Results

For the fourth quarter of fiscal year 2018, Meritor posted sales of $1,080 million, up $158 million or approximately 17 percent, from the same period last year. This increase in sales was driven primarily by higher production in all of the company's major markets, as well as market share increases and new business wins.
Net income attributable to Meritor and net income from continuing operations attributable to Meritor were $32 million or $0.36 per diluted share, compared to net income attributable to Meritor and net income from continuing operations attributable to Meritor of $239 million or $2.63 per diluted share in the prior year. The decrease in net income from continuing operations attributable to Meritor was due primarily to a $243 million one-time gain on the sale of an equity method investment in the fourth quarter of fiscal year 2017, and higher tax expense as a result of the enactment of the Tax Cuts and Jobs Act (“U.S. tax reform”) of $12 million. The decrease was partially offset by conversion on increased revenue and decreased interest expense driven primarily by a reduction in fixed-rate debt as a result of capital market transactions completed in the fourth quarter of fiscal year 2017 and the first quarter of fiscal year 2018.
Adjusted income from continuing operations attributable to the company in the fourth quarter was $73 million, or $0.82 of adjusted diluted earnings per share, compared with $56 million, or $0.62 of adjusted diluted earnings per share, in the prior year. Adjusted income was up year over year primarily due to higher revenue.
Adjusted EBITDA was $118 million, compared to $98 million in the fourth quarter of fiscal year 2017. Adjusted EBITDA margin for the fourth quarter of fiscal year 2018 was 10.9 percent, compared with 10.6 percent in the same period last year. The adjusted EBITDA margin improvement was driven primarily by conversion on higher revenue and the favorable impact of changes to retiree medical benefits, partially offset by lower affiliate earnings following the sale of the company’s interest in the Meritor WABCO joint venture in the prior year and higher material and freight costs.
Cash flow provided by operating activities in the fourth quarter of fiscal year 2018 was $60 million, compared to $40 million in the same period last year. Free cash flow for the fourth quarter of fiscal year 2018 was $8 million, compared to free cash flow of negative $3 million in the same period last year. Higher earnings helped drive cash flow performance in the fourth quarter of fiscal year 2018.

Fourth-Quarter Segment Results
Commercial Truck & Trailer sales were $854 million in the fourth quarter of fiscal year 2018, up 18 percent compared to the fourth quarter of fiscal year 2017. The increase in sales was driven primarily by higher production in all of the company’s major markets, increased market share and new business wins.
Commercial Truck & Trailer segment adjusted EBITDA was $77 million in the fourth quarter of fiscal year 2018, up $6 million from the prior fiscal year. Segment adjusted EBITDA margin decreased to 9.0 percent from 9.8 percent in the same period in the prior fiscal year. The increase in segment adjusted EBITDA was driven primarily by higher revenue and the favorable impact of changes to retiree medical benefits partially offset by lower affiliate earnings and higher material and freight costs. The decrease in segment adjusted EBITDA margin was driven by higher material and freight costs and lower affiliate earnings, which more than offset the conversion on the higher revenue.
Aftermarket & Industrial sales were $266 million in the fourth quarter of fiscal year 2018, up 10 percent compared to the fourth quarter of fiscal year 2017. The increase in sales was driven by higher volumes in the company’s Industrial business, as well as the business the company acquired in September 2017.
Aftermarket & Industrial segment adjusted EBITDA was $39 million in the fourth quarter of fiscal year 2018, up $9 million from the same period in the prior fiscal year. Segment adjusted EBITDA margin increased to 14.7 percent compared to 12.4 percent in the fourth quarter of fiscal year 2017. The increases in both segment adjusted EBITDA and segment adjusted EBITDA margin were driven primarily by the favorable impact of changes to retiree medical benefits and conversion on higher sales.

Fiscal Year 2018 Results
For fiscal year 2018, Meritor posted sales of $4.2 billion, up $831 million or approximately 25 percent from the prior year driven primarily by higher production in all of the company’s major markets. Sales for the year were also favorably impacted by revenue outperformance, primarily through increased market share and new business wins, as well as the business the company acquired in the fourth quarter of fiscal year 2017.
Net income attributable to Meritor was $117 million, or $1.28 per diluted share (net income of $120 million or $1.31 per diluted share from continuing operations), compared to $324 million or $3.59 per diluted share (net income of $325 million or $3.60 per diluted share from continuing operations), in the same period last year. The decrease in net income attributable to Meritor was due primarily to a $243 million one-time gain on the sale of an equity method investment in fiscal year 2017 and higher tax expense as a result of the U.S tax reform of $89 million in fiscal year 2018. The decrease was partially offset by conversion on increased revenue and lower interest expense.

Adjusted income from continuing operations in fiscal year 2018 was $276 million, or $3.03 of adjusted diluted earnings per share, compared to $170 million, or $1.88 of adjusted diluted earnings per share, in the prior year.
Adjusted EBITDA was $474 million in fiscal year 2018, compared with $347 million in fiscal year 2017. Adjusted EBITDA margin was 11.3 percent in fiscal year 2018, up 90 basis points compared with the prior fiscal year. This margin increase was driven primarily by conversion on higher revenue, lower pension and retiree medical benefits expense and a one-time legal charge related to a dispute with a joint venture in the prior year, partially offset by incremental environmental reserves principally related to a legacy site and lower affiliate earnings following the sale of the company’s interest in the Meritor WABCO joint venture in the prior year.
Cash flow from operating activities in the fiscal year was $251 million, compared to $176 million in fiscal year 2017. Free cash flow for the full fiscal year was $147 million, as compared to $81 million in fiscal year 2017. Higher earnings, combined with lower retiree medical benefit payments and reduced cash interest, helped drive cash flow performance in fiscal year 2018.

Fiscal Year 2018 Highlights
Capital Return and New Share Repurchase Authorization
In fiscal year 2018, the company repurchased 4.5 million shares of common stock for $100 million, representing 68 percent of Meritor’s free cash flow for the period. With these repurchases, Meritor completed its previous repurchase program of $100 million one year early.
In November 2018, Meritor’s Board of Directors authorized a new $200 million share repurchase program as the company remains committed to returning excess free cash flow directly to shareholders.

New Business Wins and Electrification
In fiscal year 2018, the company delivered strong operational execution, won new business and increased market share with key customers in major markets. Meritor was awarded important new contracts with customers globally including front and rear axles for MAN’s new delivery truck; axle business with Mercedes Benz and Iveco for school buses in South America; axle and suspension business with Tata, Kenworth and Ashok Leyland in Asia Pacific; and new wins for its hub reduction axle in Europe for customers including BMC.
In the electric vehicle space, Meritor currently has 22 active programs across the globe on applications including school buses, yard tractors, medium duty trucks, urban buses and refuse trucks. In addition to supporting these programs with core Meritor content, including front and rear suspensions, wheel-ends, drum and disc brakes and gearboxes, Meritor is also offering its proprietary eAxle and other products as a result of the company’s strategic partnership with TransPower. The company is collaborating with customers including Daimler Trucks North America (DTNA), Thomas Built Buses, Ashok Leyland, Kalmar and Peterbilt. For Peterbilt, Meritor will supply all-electric drivetrain systems for two vehicle platforms that will include 12 all-electric Class 8 day cab tractors and three refuse trucks.

Outlook for Fiscal Year 2019
Meritor expects the following from continuing operations in fiscal year 2019:

•	Revenue to be approximately $4.25 billion

•	Net income attributable to Meritor and net income from continuing operations attributable to Meritor to be approximately $230 million (diluted earnings per share from continuing operations of $2.60)

•	Adjusted diluted earnings per share from continuing operations to be approximately $3.10

•	Adjusted EBITDA margin of approximately 11.5 percent

•	Operating cash flow to be in the range of $290 million to $300 million

•	Free cash flow to be in the range of $175 million to $185 million
“Fiscal 2018 was another excellent year for Meritor,” said Jay Craig, CEO & president. “New business wins, strong operational execution and conversion on higher revenue drove this strong performance. We are pleased to have achieved two M2019 objectives one year earlier than anticipated and we remain confident in our ability to drive shareholder value and build on this momentum in 2019 and beyond.”

Fourth-Quarter and Fiscal Year 2018 Conference Call
Meritor will host a conference call and webcast to discuss the company's fourth-quarter and full-year results for fiscal year 2018 on Wednesday, Nov. 14 at 9 a.m. ET.
To participate, call (844) 412-1003 (within the United States) or (216) 562-0450 (International) at least 10 minutes prior to the start of the call. Please reference conference ID 4495389 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the Investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on Nov. 14 until 1 p.m. ET on Nov. 21 by calling (855) 859-2056 (within the United States) or (404) 537-3406 for international calls. Please refer to replay conference ID 4495389. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the Investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc. and AA Gear Mfg., Inc. and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our Company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental, asbestos-related, or other matters; the actual impacts of our modifications to benefits provided to certain former union employee retirees on the company’s balance sheet, earnings and amount of cash payments; possible changes in accounting rules; ineffective internal controls; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2017, as amended and from time to time in other filings of the Company with the SEC. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, free cash flow and net debt.
Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt is defined as total debt less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.
Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Net debt over adjusted EBITDA is a specific financial measure in our current M2019 plan used to measure the company’s leverage in order to assist management in its assessment of appropriate allocation of capital.
Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the chief operating decision maker to evaluate the performance of each of our reportable segments.
Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and net debt over adjusted EBITDA as key metrics to determine management’s performance under our performance-based compensation plans.
Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA and segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. Net debt should not be considered a substitute for total debt as reported on the balance sheet. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Sales	$1,080	$922	$4,178	$3,347
Cost of sales	(921)	(790)	(3,524)	(2,863)
GROSS MARGIN	159	132	654	484
Selling, general and administrative	(100)	(72)	(317)	(264)
Restructuring costs	—	(2)	(6)	(6)
Other operating expense, net	(2)	(2)	(14)	(7)
OPERATING INCOME	57	56	317	207
Other income, net	—	1	1	2
Gain on sale of equity investment	—	243	—	243
Equity in earnings of affiliates	7	16	27	48
Interest expense, net	(13)	(56)	(67)	(119)
INCOME BEFORE INCOME TAXES	51	260	278	381
Provision for income taxes	(18)	(22)	(149)	(52)
INCOME FROM CONTINUING OPERATIONS	33	238	129	329
LOSS FROM DISCONTINUED OPERATIONS, net of tax	—	—	(3)	(1)
NET INCOME	33	238	126	328
Less: Net loss (income) attributable to noncontrolling interests	(1)	1	(9)	(4)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$32	$239	$117	$324

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$32	$239	$120	$325
Loss from discontinued operations	—	—	(3)	(1)
Net income	$32	$239	$117	$324

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.36	$2.63	$1.31	$3.60
Discontinued operations	—	—	(0.03)	(0.01)
Diluted earnings per share	$0.36	$2.63	$1.28	$3.59

Diluted average common shares outstanding	89.0	90.9	91.2	90.2

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)

	September 30, 2018	September 30, 2017
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (1)	$115	$88
Receivables, trade and other, net (1)	588	789
Inventories (1)	477	378
Other current assets	46	43
TOTAL CURRENT ASSETS	1,226	1,298
NET PROPERTY (1)	483	474
GOODWILL (1)	421	414
OTHER ASSETS (1)	596	596
TOTAL ASSETS	$2,726	$2,782
LIABILITIES, MEZZANINE EQUITY AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$94	$288
Accounts and notes payable (1)	700	622
Other current liabilities	290	272
TOTAL CURRENT LIABILITIES	1,084	1,182
LONG-TERM DEBT	730	750
RETIREMENT BENEFITS	262	314
OTHER LIABILITIES	332	239
TOTAL LIABILITIES	2,408	2,485
MEZZANINE EQUITY:
Convertible debt with cash settlement	1	2
EQUITY:
Common stock (September 30, 2018 and 2017, 102.2 and 101.4 shares issued and 84.9 and 88.6 shares outstanding, respectively)	102	101
Additional paid-in capital	787	765
Retained earnings	200	83
Treasury stock, at cost (September 30, 2018 and September 30, 2017, 17.3 and 12.8 shares, respectively)	(236)	(136)
Accumulated other comprehensive loss	(566)	(545)
Total equity attributable to Meritor, Inc.	287	268
Noncontrolling interests (1)	30	27
TOTAL EQUITY	317	295
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,726	$2,782

(1) As of September 30, 2018, Assets and Liabilities held for sale consisted of $2 million Net property. As of September 30, 2017, Assets and Liabilities held for sale were: (i) $1 million Cash and cash equivalents; (ii) $13 million Receivables, trade and other, net; (iii) $2 million Inventories; (iv) $3 million Net property; (v) $1 million Goodwill; (vi) $1 million Other assets; (vii) $12 million Accounts and notes payable; and (viii) $2 million Noncontrolling interests.

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to Meritor, Inc.	$32	$239	$117	$324
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	—	—	3	1
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$32	$239	$120	$325
Interest expense, net	13	56	67	119
Provision for income taxes	18	22	149	52
Depreciation and amortization	20	20	84	75
Noncontrolling interests	1	(1)	9	4
Loss on sale of receivables	2	1	5	5
Gain on sale of equity investment	—	(243)	—	(243)
Asset impairment charges	1	2	3	4
Restructuring costs	—	2	6	6
Asbestos related items	25	—	25	—
Pension settlement loss	6	—	6	—
Adjusted EBITDA	$118	$98	$474	$347

Adjusted EBITDA margin (1)	10.9%	10.6%	11.3%	10.4%

Unallocated legacy and corporate expense (income), net (2)	(2)	3	13	3
Segment adjusted EBITDA	$116	$101	$487	$350

Commercial Truck & Trailer (3)
Segment adjusted EBITDA	$77	$71	$345	$234
Segment adjusted EBITDA margin (4)	9.0%	9.8%	10.4%	9.0%

Aftermarket & Industrial (3)
Segment adjusted EBITDA	$39	$30	$142	$116
Segment adjusted EBITDA margin (4)	14.7%	12.4%	13.9%	12.9%

Sales: (3)
Commercial Truck & Trailer	$854	$723	$3,325	$2,606
Aftermarket & Industrial	266	241	1,024	900
Intersegment Sales	(40)	(42)	(171)	(159)
Total Sales	$1,080	$922	$4,178	$3,347
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Amounts for the three and twelve months ended September 30, 2017 have been recast to reflect reportable segment changes.
(4) Segment adjusted EBITDA margin equals Segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2018	2017
OPERATING ACTIVITIES
Income from continuing operations	$129	$329
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	84	75
Deferred income tax expense	76	38
Restructuring costs	6	6
Gain on sale of equity method investment	—	(243)
Loss on debt extinguishment	8	36
Equity in earnings of affiliates	(27)	(48)
Asset impairment charges	3	4
Pension and retiree medical expense (income)	(31)	11
Pension settlement loss	6	—
Other adjustments to income from continuing operations	19	20
Dividends received from equity method investments	17	44
Pension and retiree medical contributions	(21)	(38)
Restructuring payments	(8)	(15)
Changes in off-balance sheet accounts receivable securitization and factoring programs	11	26
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, foreign currency adjustments and discontinued operations	(20)	(66)
Operating cash flows provided by continuing operations	252	179
Operating cash flows used for discontinued operations	(1)	(3)
CASH PROVIDED BY OPERATING ACTIVITIES	251	176
INVESTING ACTIVITIES
Capital expenditures	(104)	(95)
Proceeds from prior year sale of equity method investment	250	—
Cash paid for acquisition of AA Gear & Manufacturing, Inc.	(35)	—
Cash paid for investment in Transportation Power, Inc.	(6)	—
Proceeds from sale of a business	4	—
Proceeds from sale of assets	2	—
Cash paid for acquisition of Fabco	—	(34)
Net investing cash flows provided by discontinued operations	—	2
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	111	(127)
FINANCING ACTIVITIES
Borrowing and securitization	(43)	89
Redemption of notes	(181)	(103)
Repayment of notes and term loan	—	(408)
Proceeds from debt issuance	—	325
Debt issuance costs	—	(12)
Other financing activities	(5)	(13)
Net change in debt	(229)	(122)
Repurchase of common stock	(100)	—
CASH USED FOR FINANCING ACTIVITIES	(329)	(122)

EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(6)	1
CHANGE IN CASH AND CASH EQUIVALENTS	27	(72)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	88	160
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$115	$88

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Income from continuing operations attributable to Meritor, Inc.	$32	$239	$120	$325
Adjustments:
Restructuring costs	—	2	6	6
Loss on debt extinguishment	—	36	8	36
Asset impairment charges, net of noncontrolling interests	1	1	3	3
Gain on sale of equity investment	—	(243)	—	(243)
Non-cash tax expense (1)	10	15	36	37
U.S. tax reform impacts (2)	12	—	89	—
Tax valuation allowance reversal, net and other (3)	(7)	(68)	(7)	(68)
Income tax expense (benefits) (4)	(6)	74	(10)	74
Pension settlement loss (5)	6	—	6	—
Asbestos related items (6)	25	—	25	—
Adjusted income from continuing operations attributable to Meritor, Inc.	$73	$56	$276	$170

Diluted earnings per share from continuing operations	$0.36	$2.63	$1.31	$3.60
Impact of adjustments on diluted earnings per share	0.46	(2.01)	1.72	(1.72)
Adjusted diluted earnings per share from continuing operations	$0.82	$0.62	$3.03	$1.88

Diluted average common shares outstanding	89.0	90.9	91.2	90.2
(1) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.
(2) The three months ended September 30, 2018 includes $14 million of non-cash tax expense related to the revaluation of our deferred tax assets and liabilities as a result of the U.S. tax reform and $8 million of non-cash tax benefit related to one time deemed repatriation of accumulated foreign earnings and $6 million of non-cash tax expense related to other adjustments. The twelve months ended September 30, 2018 includes $57 million of non-cash tax expense related to the revaluation of our deferred tax assets and liabilities as a result of the U.S. tax reform and $26 million of non-cash tax expense related to the one-time deemed repatriation of accumulated foreign earnings and $6 million of non-cash tax expense related to other adjustments.
(3) The three and twelve months ended September 30, 2018 includes a $9 million reversal of a Brazil valuation allowance, partially offset by a $2 million increase in valuation allowances for certain U.S. state jurisdictions. The three and twelve months ended September 30, 2017 includes non-cash income tax benefit (expense) of $52 million related to the partial reversal of the U.S. valuation allowance, $15 million related to capital losses associated with the sale of equity investment and $1 million related to other correlated tax relief.
(4) The three months ended September 30, 2018 includes $6 million of income tax benefit related to asbestos related items. The twelve months ended September 30, 2018 includes $2 million of income tax benefits related to the loss on debt extinguishment, $6 million of asbestos related items, $1 million restructuring and $1 million of asset impairment. The three and twelve months ended September 30, 2017 includes $89 million of income tax expense related to the gain on sale of equity investment, $14 million of income tax benefit related to the loss on debt extinguishment and $1 million of income tax benefits related to other adjustments.
(5) The three and twelve months ended September 30, 2018 includes $6 million related to the UK pension settlement loss.
(6) The three and twelve months ended September 30, 2018 includes $25 million related to the change in estimate resulting from the change in estimated forecast horizon and an asbestos insurance settlement.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Cash provided by operating activities	$60	$40	$251	$176
Capital expenditures	(52)	(43)	(104)	(95)
Free cash flow	$8	$(3)	$147	$81

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2019— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year
2019 Outlook (1)
Net income attributable to Meritor, Inc.	$~230
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	—
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	$~230
Interest expense, net	~60
Provision for income taxes	~90
Depreciation and amortization	~90
Restructuring	~5
Other (noncontrolling interests, loss on sale of receivables, etc.)	~15
Adjusted EBITDA	$~490

Sales	$~4,250

Adjusted EBITDA margin (2)	~11.5%

Diluted earnings per share from continuing operations	$~2.60
Adjustments:
Restructuring costs	~0.05
Non-cash tax expense (3)	~0.45
Adjusted diluted earnings per share from continuing operations	$~3.10

Diluted average common shares outstanding	~89

Cash flows provided by operating activities	$290-300
Capital expenditures	~(115)
Free cash flow	$175-185
(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.

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